                                                           Registration No.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             UNIFUND AMERICA, INC.
                 (Name of small business issuer in its charter)
         New York                    6799                   13-401-4698
                              (Primary Standard            (IRS Employer
     (State or other              Industrial             Identification No.)
     jurisdiction of          Classification Code
     incorporation or               Number)
      organization)

 575 Madison Avenue, Suite 1006, New York, New York 10022; (888) 212-FUND/3863
         (Address and telephone number of principal executive offices)
                                ---------------
 575 Madison Avenue, Suite 1006, New York, New York 10022; (888) 212-FUND/3863
     (Address of principal place of business or intended principal place of business)
                                ---------------
                           R. Scott Barter, President
 575 Madison Avenue, Suite 1006, New York, New York 10022; (888) 212-FUND/3863
           (Name, address, and telephone number of agent for service)
                                ---------------
   Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to the Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                                With copies to:

                            Adam S. Gottbetter, Esq.
                       Kaplan Gottbetter & Levenson, LLP
                          630 Third Avenue, 5th Floor
                            New York, NY 10017-6705
                                 (212) 983-0532

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                           Proposed         Proposed
                                             Amount        Maximum          Maximum        Amount of
Title of each Class of Securities Being      to be      Offering Price      Aggregate     Registration
Registered                                Registered(2) Per Security(1) Offering Price(1)     Fee
------------------------------------------------------------------------------------------------------
Common Stock............................   2,518,769        $ .40          $  972,418      $  280.09
------------------------------------------------------------------------------------------------------
Class A Warrants........................   1,000,000        $ .10          $  100,000      $   27.80
------------------------------------------------------------------------------------------------------
Class B Warrants........................   1,000,000        $ .10          $  100,000      $   27.80
------------------------------------------------------------------------------------------------------
Common Stock Underlying Class A
 Warrants...............................   1,000,000        $2.50          $2,500,000      $  695.00
------------------------------------------------------------------------------------------------------
Common Stock Underlying Class B
 Warrants...............................   1,000,000        $5.00          $5,000,000      $1,390.00
------------------------------------------------------------------------------------------------------
TOTAL................................................................      $8,707,508      $2,420.69
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1)Estimated solely for purposes of calculating the registration fee in the case of shares being sold by selling stockholders,
(2) Pursuant to Rule 416 there are also registered hereby such additional, in determining number of shares as may become issuable by reason of the anti-dilution provisions of the Class A Warrants and Class B Warrants.

                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             UNIFUND AMERICA, INC.

                             Cross Reference Sheet

                 Showing Location in Prospectus of Information
              Required by Items 1 through 23, Part I, of Form SB-2

               Item in Form SB-2                           Prospectus Caption
               -----------------                           ------------------
 1. Front of Registration Statement and Outside  Facing Page of Registration Statement;
   Front Cover of Prospectus...................  Outside Front Cover Page of Prospectus
 2. Inside Front and Outside Back Cover Pages    Inside Front Cover Page of Prospectus;
   of Prospectus...............................  Outside Back Cover Page of Prospectus
 3. Summary Information and Risk Factors.......  Prospectus Summary; Risk Factors
 4. Use of Proceeds............................  Use of Proceeds
 5. Determination of Offering Price............  Outside Front Cover Page of Prospectus;
                                                 Risk Factors
 6. Dilution...................................  Dilution
 7. Selling Security Holders...................  Principal and Selling Stockholders
 8. Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                 Plan of Distribution
 9. Legal Proceedings..........................  Business
10. Directors, Executive Officers, Promoters
   and Control Persons.........................  Management
11. Security Ownership of Certain Beneficial
   Owners and Management.......................  Principal and Selling Stockholders
12. Description of Securities..................  Description of Securities
13. Interest of Named Experts and Counsel......  Experts; Legal Matters
14. Disclosure of Commission Position on
   Indemnification For Securities Act
   Liabilities.................................  Certain Charter and By Law Provisions
15. Organization Within Last Five Years........  Business; Certain Transactions
16. Description of Business....................  Business; Risk Factors
17. Plan of Operations.........................  Plan of Operations
18. Description of Property....................  Business
19. Certain Relationships and related
   Transactions................................  Certain Transactions
20. Market For Common Equity...................  Outside Front Cover Page of Prospectus;
                                                 Prospectus Summary; Risk Factors;
                                                 Market for Common Equity and Related
                                                 Stockholder Matters
21. Executive Compensation.....................  Executive Compensation
22. Financial Statement........................  Financial Statements
23. Changes in and Disagreements With
   Accountants on Accounting and Financial
   Disclosure..................................  Experts

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                        Initial Public Offering
                                                       Prospectus

                                    [LOGO]

            2,518,769 Shares Common Stock
            1,000,000 Class A Redeemable Warrants
            1,000,000 Class B Redeemable Warrants

                             UNIFUND AMERICA, INC.
                        575 Madison Avenue, Suite 1006
                           New York, New York 10022

The Offering

                                                              Public
                                                              Price    Total
                                                              ------ ----------
Common Stock.................................................  $.40  $  400,000
Class A Warrants.............................................   .10     100,000
Class B Warrants.............................................   .10     100,000
Common Stock Underlying Class A Warrants.....................  2.50   2,500,000
Common Stock Underlying Class B Warrants.....................  5.00   5,000,000
Proceeds to Company..........................................        $8,100,000
                                                                     ==========

Common Stock offered by Selling Shareholders.................  $.40  $  607,508
                                                                     ==========

  We are a merchant banking firm whose targeted client base is the emerging growth and small capitalization company--a company with an enterprise value of from $1 million to $4 million. This is our initial public offering. We have not had any significant operations to date.

  In this offering the Company is selling Common Stock (the "Shares"), Class A Common Stock Warrants and Class B Common Stock Warrants. Each Class A Warrant entitles the warrant holder to buy one share of Common Stock at $2.50 per share. Each Class B Warrant entitles the warrant holder to buy one share of Common Stock at $5.00 per share. Both classes of Warrants have terms of 5 years. We may redeem either class of warrants at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days written notice if the last sale price of the Common Stock has been at least 150% of the then the effective exercise price of the warrant on each of the 20 consecutive trading days ending on the third day before the notice of redemption is given. See "Description of Securities--Warrants." Until the Company has sold at least the minimum number of Shares and held an initial closing on those sales, Warrants of either class may only be purchased together with Common Stock on the basis of one share of Common Stock and one Warrant of either class. After the Company has held an initial closing, Shares and Warrants may be purchased separately or in any combination.

 We have four stockholders ("Selling Stockholders"), and are registering all of the shares they own, as well as shares that may be issued upon exercise of a Class A Warrant held by one of them, so they may also sell Common Stock of the company from time to time over the next two years. This prospectus also covers the Common Stock they may sell. They have agreed not to sell any of their shares until we have sold all the Shares we are selling in this offering.

 The offering price may not reflect the market price of our shares after the offering.

                               -----------------

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss. See "Risk Factors" beginning on Page 7.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                                  May  , 1999

                               PROSPECTUS SUMMARY

THIS IS A BRIEF SUMMARY OF THE INFORMATION IN THIS PROSPECTUS. WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS BEFORE YOU DECIDE WHETHER AND HOW MUCH TO INVEST IN THESE SECURITIES.

                                  THE COMPANY

   We are a merchant banking firm whose targeted client base is the emerging growth and small capitalization company--a company with an enterprise value of from $1 million to $4 million. The term "enterprise value" in this context means the value we place on the client company on a post-transaction basis in determining the price of securities to be sold and the percentage of the client company represented by those securities in a proposed transaction. Although the principals of our company have, over the last several years, carried out several transactions similar to our proposed business, those transactions were not carried out through the Company. Accordingly, we are a development stage company.

   Merchant banks are essentially in the business of finding opportunities and sources of funding and, with investors' money and their own capital, financing growth and facilitating transactions for their clients. The distinguishing characteristics of a merchant bank are that it commits its own capital, or the capital of its principals, to a transaction, either in the form of debt (such as short-term bridge financing) or equity, and that it generally receives an equity position in the client company as part or all of the compensation for its services.

   We were incorporated in New York in 1991. Our offices are at 575 Madison Avenue, Suite 1006, New York, New York 10022, telephone (888) 212-FUND.

                          THE OFFERING

Securities Offered:

Common Stock Offered by the Company           1,000,000 shares
Common Stock Offered by Selling Stockholders  1,518,769 shares
Class A Warrants Offered by the Company       1,000,000 warrants
Class B Warrants Offered by the Company       1,000,000 warrants
Common Stock Underlying Class A Warrants      1,000,000 shares
Common Stock Underlying Class B Warrants      1,000,000 shares
Shares to be outstanding after the Offering   4,518,769 shares

   The Company is offering the securities it is selling directly to investors without any participation by an underwriter. The offering is on a "best-efforts" basis, but if a minimum of 250,000 shares are not sold by the Company in the offering, the offering will not close and the Company will refund payments made by the investors. The selling stockholders may offer their shares directly to investors or, if a market develops in our Common Stock, they may sell their shares through a broker. If we do not sell at least 250,000 of the shares we are offering, the selling shareholders will not sell any of their shares.

Use of Proceeds

   We expect to use the proceeds of the securities we are offering to invest in venture capital transactions, including but not limited to bridge loans, warrants, common stock or other securities we expect to buy in our merchant banking transactions.

                                  RISK FACTORS

   Some of the information in this Prospectus may contain forward-looking statements. Those statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," or other similar words. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering forward-looking statements in this Prospectus, you should keep in mind the risk factors and other cautionary statements included in this Prospectus. The risk factors noted in the "Risk Factors" section and the other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

AN INVESTMENT IN THE SECURITIES WE ARE OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY THOSE WHO CAN AFFORD TO LOSE UP TO THEIR ENTIRE INVESTMENT. BEFORE PURCHASING THESE SECURITIES, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

Risks Inherent in the Company

   Development Stage Company; New Business Enterprise. The Company is at an early stage of development in its business strategy and is subject to all of the risks of a new business enterprise. The company will have to, among other things, establish the feasibility of its services and products and respond to competitive developments. In deciding to start a merchant bank we assumed that there is a certain demand from smaller companies for the type of merchant banking services available to large companies. We cannot give any assurance that our assumption will be correct or that we will be able to successfully compete in the merchant banking business against larger, more well established and well known companies. If our assumption about the need for these services is not accurate, or if we are not able to compete as a merchant banker, our business, operating results and financial condition will be materially and adversely affected.

   Our only significant assets are certain marketable securities we own.

   Price of Securities. We have arbitrarily determined the price of the Common Stock, the Class A Warrants, the Class B Warrants and the exercise price of the Class A Warrants and the Class B Warrants. Those prices do not bear any relationship to the assets, earnings or the book value of the outstanding common shares prior to the offering. Those who buy Shares will experience immediate and substantial dilution in the net tangible book value of their Shares. (See "DILUTION.")

   Uncertain Impact of Recent SEC Initiatives. The Securities and Exchange Commission has recently adopted a number of changes to its rules and forms which are designed to deter various fraudulent activities in the "micro-cap" market. The targeted market for our services is precisely the size of company at which these initiatives are directed. If the effect of these initiatives is to effectively shut out the small issuer from a public market, those issuers may turn to other methods of raising capital that do not require our services.

   Absence of Relationship with Investment Bankers. Our ability to compete in our targeted market will depend to a large degree on our being able to bring the customers in which we invest to the public securities markets. Since we do not intend to underwrite securities issuances ourselves, we will need to develop relationships with one or more investment bankers who can act as underwriters of public offerings by these customers. Neither we nor any of our principals currently have any relationship with established investment banking firms. If we are unable to develop and maintain such relationships, we may find it difficult to get and retain customers in our targeted market.

   Dependence on Key Personnel; Conflicts of Interest. The Company is dependent for its success on the talent, expertise and experience of its current management team. Losing the services of any member of the management team could have a material adverse effect on our operations and prospects. Our success will depend to a large degree on the principals of the company and other key management people. Messrs. Barter's and Harrison-Mills's continued involvement is particularly critical to us. We do not have an employment agreement with either Mr. Barter or Mr. Harrison-Mills, though we may in the future. We do not currently have any "key man" life insurance on any of our employees; however, we expect to get such insurance for certain of our key employees. Neither Mr. Barter nor Mr. Harrison-Mills will be devoting his full time to our business. Both are officers and directors of other companies, and each of them has outside business interests as well. We cannot give any assurance that the conflicting demands for their time will be resolved in our favor.

   Absence of Non-competition Agreements. Our business is heavily dependent on its ability to maintain ongoing relationships with both its merchant banking clients and outside investors who may participate in transactions we arrange. None of our principals is bound by any non-competition agreements. As a result, it is possible that one or more of these principals could leave the company and go into competition with us either independently or as a principal or employee of another company. Although various legal remedies might be available to prevent the use of our proprietary information to compete with us, we would probably not have any effective legal way to prevent these principals from taking advantage of the relationships they have developed while working for us.

   Lack of Market for Securities. There is no market for the shares or warrants we are offering. Although we plan to try to develop such a market, we cannot give investors any assurance that such a market will develop. Even if a market does develop, we cannot give any assurance that there will be a market for the Company's shares, or Class A Warrants or Class B Warrants at any given time in the future, or that even if the shares and warrants can be sold in compliance with applicable securities statutes, the market price at the time of sale would be high enough to allow investors to recoup the value of their investments in the Company. Consequently, the securities we are offering may be an illiquid long-term investment.

   Dilution. Purchasers of the Common Stock we are offering will experience an immediate and substantial dilution of 41.7% or $.17 per share, if the maximum number of shares is sold, and up to $.29 per share if the minimum number of shares is sold. (See "DILUTION.")

   Limited Assets/Need for Additional Capital. The Company has limited assets of marketable securities. Although we are not dependent upon the proceeds of this offering to conduct our business and implement our business plans, we may need additional financing after this offering is completed. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. If we need additional financing, we may have to seek it from commercial lenders or from other sources, including additional sales of equity, for which we presently have no commitments or arrangements.

   There are currently no limitations on our ability to borrow funds to implement our business plan. The amount and nature of any borrowings by us will depend on a number of things, including our capital requirements, our perceived ability to meet debt service on such borrowings and the prevailing conditions in the financial markets, as well as general economic conditions. We cannot give investors any assurance that if we seek debt financing, it would be available on terms we think are commercially acceptable and in our best interests. The Company's executive officers or directors or their respective affiliates do not expect to provide any loans to us over and above what they have already lent us. If we are not able to borrow funds, or otherwise get an additional infusion of capital into our business, the lack of capital may have a material adverse effect on our financial condition and future prospects. To the extent that debt financing ultimately proves to be available, any borrowings may subject us to the risks traditionally associated with borrowing, including interest rate fluctuations and too little cash flow to pay principal and interest.

   No Dividends. We do not expect to pay cash dividends on our Common Stock at any time in the foreseeable future. We intend to follow a policy of retaining any earnings to develop and extend our business. Under the Business
Corporation Law of the State of New York ("BCL"), we may only pay dividends out of capital and surplus, or out of certain retained earnings, as those terms are defined in the BCL. If the required capital, surplus or retained earnings are not available, we will not be able to legally pay dividends. Accordingly, we may not be able to pay dividends even if we should decide to do so.

   Limited Management. We will be substantially dependent on our current management team (See "Management"). Other key personnel are functioning as independent contractors. Our stability would be significantly compromised if we were to lose any of our present management personnel or our independent contractors. The loss of the services of any of the current management team members could have a material adverse impact upon the Company.

   Conflicting Time Demands. Some members of the management team have other interests which could conflict with the amount of time devoted to the Company. These conflicts may not be resolved in our favor.

   Possible Payment of Finder's Fees to Management or Affiliates. Management does not currently intend to pay any finder's fees from our revenues or other funds. If a person or entity assists us by introducing us to a prospective business product opportunity which we ultimately take up, the person or entity responsible for the introduction may be entitled to receive, upon Board of Directors approval, a finder's fee payable in cash and/or securities as compensation for the introduction. The Company is not presently obligated to pay any finder's fees. The executive officers, directors or affiliates of the Company may be entitled to receive a finder's fee if they originate a prospective business product or opportunity.

   Year 2000 Risks. The Year 2000 issue involves the potential for system and processing failures of date-related data because computer-controlled systems use two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could cause system failure or miscalculations leading to disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

   The Company believes that its internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter and it has completed its internal IT and non-IT assessment. The Company does not expect to incur significant costs in the future for Year 2000 problems. Nonetheless, there is no assurance in this regard until such systems are operational in the Year 2000. The company is in the process of contacting all of its significant suppliers to determine the extent to which its systems are vulnerable to those third parties' failures to make their own systems Year 2000 compliant. Management expects to have completed this review by June 1, 1999. If any of the Company's suppliers or vendors prove not to be Year 2000 compliant, the Company believes that it could find a replacement vendor or supplier which is Year 2000 compliant without significant delay or expense; however, if substantially all of the Company's suppliers and vendors prove not to be Year 2000 compliant and if the Company experiences difficulties in finding replacement vendors, the Company's business could be materially adversely affected. Because of the general uncertainty of the Year 2000 readiness of third-party suppliers and vendors, the Company cannot determine whether the consequences of Year 2000 failures will have a material impact on its results of operations, liquidity or financial condition.

Risks Related to the Nature of the Proposed Business

   Uncertain Market Acceptance. Our proposed business plan is based on providing traditional merchant banking services to companies whose size and capital structure prevent them from getting these services from larger, more established investment banking firms. We cannot give any assurances that our products and services will find acceptance. Our business will be subject to all the risks associated with marketing services to business and the financial sector.

   High-risk Targeted Market. Many of our transactions will be high-risk investments. We expect that a major portion of our business will be providing venture capital in the form of bridge loans, convertible debt and equity investments in newly formed companies that need money to develop a specific technology or advance an unproven business plan. These companies experience a high rate of failure. There is no history that would allow us to judge the likelihood that the company will prove successful, and we cannot provide any assurances that these companies will be viable or profitable businesses. These companies are unable to predict how long their start-up periods will be and there is the risk that the companies will have inadequate working capital to pay all of their expenses during the start-up period. These companies often need substantial additional funding; any additional financing may result in substantial dilution to the investors in the initial stage. In addition, it is not uncommon for the underwriter of the initial public offering to insist that investors in the initial stage, like us, withhold their stock from the market for a significant period after the offering.

   Competition from Securities Firms, Banks and Other Financial Services Providers. We will encounter intense competition in all aspects of our business and will compete directly with many full service securities firms, investment banking firms, financial consulting firms and venture capital firms, a significant number of which offer their customers a broader range of financial services including many of the services traditionally performed by merchant banks. Most of these firms have substantially greater resources than we have and may have greater operating efficiencies. In addition, a number of firms offer investment advisory services which are incidental to their other services and do not charge any commission for this type of service.

   The Investment Advisers Act. In reliance upon Section 203(b)(3) of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), management believes that the Company will not be classified as an investment adviser, and accordingly, should not be required to register as such under the Adviser Act. The rules and interpretation of the SEC and the courts relating to this issue are highly complex and uncertain in many ways. As a result, we cannot give any assurance that we will not be deemed an "investment adviser" under the Advisers Act and required to register under that Act. If we have improperly failed to register under that Act, we could be subject to legal actions by regulatory authorities and others and could be forced to terminate our business. The cost of defending any such action could have a material adverse effect on our business.

   The Investment Company Act. In reliance upon the definition of an "investment company" under Section 3(a)(1) of the Investment Company Act as amended, management believes the Company will not be classified as an "investment company" and, accordingly, should not be required to register as such under that Act.

   Registration as a Broker-Dealer under the Securities Exchange Act of 1934. A broker-dealer is a person who is engaged in the business of effecting transactions in securities for its own or other's account. Based on our expected activities, we believe we will not be required to register as a broker or dealer under the federal securities laws.

   Personnel. Most aspects of our business will depend on highly skilled and experienced individuals. We will devote considerable efforts to recruiting and compensating those individuals, and to providing incentives to encourage them to remain with us. Individuals associated with us may in the future leave at any time to pursue other opportunities. If we are unable to treat certain personnel as independent contractors rather than employees it would be disadvantageous to these individuals and we might find it difficult to attract and retain those people (See "Management").

   Pending or Threatened Litigation. There is no pending or threatened litigation against the Company. However, many aspects of the Company's business will involve substantial risks of liability, including exposure to substantial liability under federal and state securities laws in connection with the suitability of the advice given to clients and the risk of liability arising out of the activities of its employees. The Company may not be able to maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages.

   General Economic Situation. The Company provides products and services that are not essential to the support of life. In the event of significant economic downturns in the United States or the World caused by any or all of a number of potential causes, the demand for the company's services may be significantly reduced.

Risks Related to the Offering

   Best Efforts Offering/No Firm Commitment. The Company is offering the securities on a "best efforts basis" with no underwriter assistance or firm commitment from any investor or dealer. No assurance can be given that any or all of the securities will be sold.

   Benefits to Present Stockholders; Continued Control. The 1,401,802 presently outstanding shares of the Company's Common Stock were purchased by the founders of the company and a corporation controlled by them for a total aggregate consideration of $125,770. Immediately after completion of this Offering, assuming the full 1 million Shares are sold, the current stockholders will own 58.7% of the then outstanding Common Stock, for which they will have paid an average $.09 per share; and Investors in this Offering will own the remaining 44.3%, for which they will have paid $.40 per share. Thus, investors in this offering will contribute to capital of the Company a disproportionately greater percentage than the current stockholders. (See "DILUTION.")

   Broad Discretion to Use Offering Proceeds. Management will have wide discretion as to the priority and timing of the allocation and spending of funds raised from this offering. The uses of the proceeds of the offering may vary significantly from those outlined in this Prospectus depending on numerous factors, including the success that the Company has in attracting new clients and building its client base. Investors purchasing the securities will be entrusting their funds to the Company's management, upon whose judgment the Investors must depend. (See "Use of Proceeds" and "Management.")

   Arbitrary Determination of Offering Price. The public offering price of the securities we are offering was arbitrarily determined by the Company without the advice of an underwriter. The price bears no relationship to the Company's assets, book value, net worth or other recognized criterion of value. In no event should the public offering price be regarded as an indicator of any future market price of the Shares, or the Class A or Class B Warrants.

   There is not currently any trading market for the Shares we are offering. The Company does not currently meet the numerical requirements (such as income, stockholders' equity and number of public shares outstanding) to have its shares listed on a stock exchange in the United States or quoted on the NASDAQ over-the-counter market, and it will not meet these requirements even after the offering. We intend to seek to have a broker/dealer make a market in our Common Stock on the NASD OTC Bulletin Board. We cannot give any assurance that we will be successful in these efforts. Even if we obtain a market maker there may be only a limited trading market for the Shares we are offering. Shares which are "thinly" traded on the Bulletin Board often experience a significant spread between the market maker's bid and asked prices. As a result, an investment in the Shares may be illiquid. The price of the Shares, after the completion of this offering, can vary due to general economic conditions and forecasts, the Company's general business condition, the release of the Company's financial reports and sales of shares which were outstanding prior to this offering. See "Shares Eligible For Future Resale."

   State Blue Sky Registration; Restricted Resales of the Securities. The Company will make application to register the securities in certain states. The Company may also seek to obtain an exemption from registration to offer the securities in various state jurisdictions. Purchasers of securities in this offering must be residents of jurisdictions which either provide an applicable exemption or in which the securities are registered. In order to prevent resale transactions in violations of state securities laws, public stockholders may only engage in resale transactions in the securities in jurisdictions where an applicable exemption is available or a blue sky application has been filed and accepted. As a matter of notice to the holders of our securities, the certificates representing these securities will contain information with respect to their resale. The Company will also advise its transfer agent and market makers, if any, of such restriction on resale. These state restrictions on resales may limit the ability of investors to resell the securities purchased in this offering.

   The states may permit secondary market sales of the securities:

  (1) once certain financial and other information with respect to the Company is published in a recognized securities manual, such as Standard & Poor's Corporation Records;

  (2) after a certain period has elapsed from the date we issue the securities;

  (3) under exemptions that may apply to certain investors; or

  (4) when the Company is a reporting company under the Securities Exchange Act of 1934.

   Some Shares Owned By Management Could Be Sold After the Company Sells the Shares it is Offering, Affecting The Resale Price. We intend to keep the registration statement that includes this Prospectus effective for an extended period of time after we sell the shares we are offering. As a result, members of management and their affiliates owning 1,518,769 shares of the company's Common Stock will be able to sell these shares at any time assuming a public market exists at the time of sale. Whenever any shares of the Company's Common Stock are sold, it could cause the share price to go down and might keep it from rising. (See "Shares Eligible for Future Resale.")

   Future Sales of Common Stock or Senior Securities. Additional capital stock may be issued by the Company in connection with future financings. If a trading market for the Company's Common Stock were to develop, sales of substantial amounts of such shares of Common Stock or the availability of substantial amounts of such shares for sale could adversely affect prevailing stock market prices. (See "Risk Factors--Limited Assets/Need for Additional Capital.")

   In addition, under the Company's Certificate of Incorporation, we could issue other series or classes of preferred stock having rights, preferences and powers senior to those of the Common Stock, including the right to receive dividends and/or preferences upon liquidation, dissolution or winding-up of the company in excess of, or prior to, the rights of the holders of the Common Stock. This could materially impair the rights of the holders of the securities to receive such dividends or preferential payments and/or of reducing, or eliminating, the amounts that would otherwise have been available for payment to holders of the securities.

   The "Penny Stock" Rules Could Make Selling Shares More Difficult. The Company's Common Stock will be a "penny stock," under Rule 3a51-1 under the Securities and Exchange Act, unless and until the shares reach a price of at least $5.00 per share, the Company meets certain financial size and volume levels, or the shares are registered on a national securities exchange or quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period of time after we sell the shares we are offering. A "penny stock" is subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Commission. Those rules require securities broker-dealers, before effecting transactions in any "penny stock," to (1) deliver to the customer, and obtain a written receipt for a disclosure document set forth in Rule 15g-10. (Rule 15g-
2); to disclose certain price information about the stock (Rule 15g-3); to disclose the amount of compensation received by the broker-dealer (Rule 15g-4) or any "associated person" of the broker-dealer (Rule 15g-5); and to send monthly statements to customers with market and price information about the "penny stock" (Rule 15g-6). The Company's Common Stock will also be subject to Rule 15g-9, which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchaser's account under certain standards, and deliver written statements to the customer with information specified in the rules (Rule 15g-9). These additional requirements could prevent broker-dealers from effecting transactions and limit the ability of purchasers in this offering to sell their shares into any secondary market for the Company's Common Stock.

   Two Major Stockholders Will Have Substantial Control Over The Company. R. Scott Barter and Douglas Harrison-Mills now beneficially own, in the aggregate, 100% of the outstanding Common Stock of the company, and if none of the Warrants are exercised will beneficially own, in the aggregate, 52.4% of the total outstanding shares even if this Offering is fully sold (prior to exercise of any Warrants). With that percentage of ownership, Mr. Barter and Mr. Harrison-Mills will be able to cause the election of all of the Board of Directors, cause or prevent approval of an acquisition of the Company or otherwise exercise control of the company.

   Officers' And Directors' Liabilities Are Limited. The Company's certificate of incorporation provides that the Company will indemnify any officer, director or former officer or director, to the full extent permitted by law. This could include indemnification for liabilities under securities laws enacted for stockholder protection; although, in the opinion of the federal Securities and Exchange Commission, that indemnification is against public policy.


   No Commitment to Purchase Securities. No commitment presently exists by anyone to purchase any of the securities. Consequently, no assurance can be given that any securities will be sold.

                            BUSINESS OF THE COMPANY

   We are a merchant banking firm whose targeted client base is the emerging growth and small capitalization company--a company with an enterprise value of from $1 million to $4 million. Although the principals of the Company have, over the last several years, carried out several transactions similar to our proposed business, those transactions were not carried out through the Company. Accordingly, we are a development stage company. Our executive and administrative offices are located at 575 Madison Avenue, Suite 1006, New York, NY 10022. Our primary phone number is (888) 212-FUND/3863 and our fax number is
(888) 215-FUND/3863.

Merchant Banking

   Merchant banking is the process of acting as principal and agent in a financing, merger or acquisition, or of merely acting as principal in one of these transactions. Merchant banks are financial intermediaries. They are like banks in that they commit their own capital for the medium to long term. But unlike banks, they do not take deposits from the general public. They perform many of the same services performed by investment banks, but generally do not underwrite securities and distribute them to the public. Merchant banks are essentially in the business of finding opportunities and sources of funding and, with investors' money and their own capital, financing growth or facilitating transactions for their clients. The distinguishing characteristics of a merchant bank are that it commits its own capital, or the capital of its principals, to a transaction, either in the form of debt (such as short-term bridge financing) or equity, and that it generally receives an equity position in the client company as part or all of the compensation for its services. A merchant bank also often acts as agent by putting in place the permanent debt or equity financing provided by others.

Targeted Market

   The targeted market for our services is the emerging growth and small capitalization company with an enterprise value of from $1 million to $4 million. Management believes that this business sector is under-served by traditional investment banking firms, because either the sizes of the transactions are too small to interest traditional investment banking firms or the companies involved are not mature enough for an initial public offering. At the same time the size of these businesses is such that their in-house financial planning capabilities are limited and can more efficiently be out-sourced. Our plan is to develop a specialized high-quality financial services firm to serve this market niche. In 1996, 655 companies made initial public offerings (IPOs) on the NASDAQ Stock Market alone, raising $24.1 billion. In addition, there were 428 secondary public offerings raising $27.7 billion on the NASDAQ Stock Market in the same year. (Source: 1997 Fact Book: Overview(C) NASDAQ Stock Market, Inc.) We believe that the current trend toward offerings for Internet and technology related start-ups means that a significant portion of such activity will be in the micro-cap or "emerging cap" market that is our focus. Such companies typically have an enterprise value of between $1 million and $4 million.

Financing activities

   We expect that the primary thrust of our activities will be assembling and providing financing for our clients in the short to medium term and arranging equity financing for the longer term. In the typical transaction we will assist the client in preparing its financial plan, recommend the type and terms of the financial instruments to be sold to raise the proposed financing, assist in preparing a business plan, offering memorandum or other disclosure document for investors, identify potential investors (generally including primarily those with which we have an ongoing relationship) and generally manage completion of the financing. While our equity investment in a client may extend for several years, we do not expect to remain permanent investors in the client. Investments will be structured with a view toward an exit strategy both for us and for other investors we bring to the transaction. In some cases we expect to make bridge loans of a year or less in order to facilitate permanent financing through a public offering or merger or acquisition.

Related services

   In addition to direct investment in the Company's clients, we intend to provide clients on an as needed basis with

  . advice in structuring capital-raising proposals to make them attractive to outside investors

  . identification of possible merger, acquisition or joint venture candidates

  .  assistance in financial planning and cash flow analysis

  . introductions to underwriters for public offerings and placement agents for private offerings that go beyond the company's financial capacity

  . investor relations services, including introductions to potential market makers for the client's securities

  . assistance in identifying and filling gaps in the client's management structure

  . rendering opinions as to the fairness of transactions were there may be an actual or potential conflict of interest among parties to a transaction or their managements

Sources of revenue

   Traditionally, merchant bankers have been compensated for their efforts through equity participation in the client company, and we intend generally to follow that model. Such equity participation may include a direct stock interest, warrants to purchase additional shares (in addition to those taken by outside investors) stock options or other similar derivative instruments. Where appropriate, we may also receive a cash fee for services such as valuations, fairness opinions or studies requested by the client. We may also receive recurring consulting fees. Because our compensation will generally come through appreciation in the equity that we receive, it is possible that we may experience negative cash flow for an extended period of time after this offering is completed. In addition, because of our limited size, and because the time our compensation is converted to cash is largely within the control of our clients, we expect that our income and cash flow will fluctuate substantially from year to year and will be hard to predict.

Importance of Relationships

   Merchant banking generally, and our proposed business in particular, depend heavily on maintaining ongoing relationships with one or more institutional or other investors who invest with the merchant banker in financing transactions structured by it. In our case, the principals of the Company are also principals of Unifund Financial Group, Inc. We expect that Unifund Financial Group, Inc. will be a significant investor in most of the transactions structured by us for our clients. Historically, several other institutional investors and a number of high net worth individuals have participated in transactions structured by our principals, and we expect that they will also participate in future transactions by the Company. However, neither Unifund Financial Group, Inc. nor any of these other investors has made any commitment to participate in transactions by the Company, and their willingness to do so will depend almost entirely on their continued confidence in our ability to select candidates for financing that will generate attractive returns to them in the future.

   Ongoing relationships with the Company's merchant banking clients will also be important to our plan of operations. Virtually all equity-oriented non-public financing transactions require some form of "exit strategy" for the investor. Although the exit strategy will often be an offering of securities to the general public, it may also take the form of an acquisition of the investee company or a similar transaction. Accordingly, it is important to maintain a close relationship with other businesses which may have an interest in transactions that could furnish the investor with an exit from his investment. As a result, merchant banking clients will tend to be concentrated in a limited number of industries or market segments.

   It is our intention, wherever possible, to follow the industry model and maintain, at our option, at least one director on the board of each of our clients as well as assuming an active role in recruiting key executives for the client.

   Finally, since we do not expect to underwrite public offerings ourselves, we will need to establish continuing relationships with investment banking firms who are active in that business. The principals of the Company do not have any pre-existing relationship with any investment banking firms and none of these firms has any commitment to underwrite proposed public offerings the Company may bring them in the future. Their willingness to do so will depend largely on the Company's ability to develop a track record of having brought attractive IPO candidates to them.

Geographic and Industry Focus

   Information, like relationships, is an important element of the merchant banking business. The merchant banker must know who the key players are in the industries where it invests and provides services, both to identify potential clients and assess the risk of investing in them, and to identify opportunities for these clients including potential merger or joint venture partners. For the smaller merchant banker, this means he must, as a practical matter, concentrate geographically, by industry group or both. Historically, the company's principals have concentrated their research efforts in the Northeast area of the U.S. We expect that this focus will continue immediately after the offering, but that if and when we expand our operation the industry and geographic scope of our operations will also expand.

New Austin Office

   We have recently opened an office in Austin, Texas, where the corporate headquarters of Dell Computers and a number of other technology-oriented firms are located. Historically, the presence of a number of such firms has led to the establishment of a variety of "spin-off" firms in the same geographic area, often established by former employees and executives of the larger firms. We anticipate that this pattern will be repeated in Austin, leading to an increasing concentration of newly established companies falling within our targeted market. We believe that having a physical presence in that area will help us in reaching this market. However, we cannot give any assurance that any increase in our potential market in the Austin area will occur, or that if it does occur we will be successful in penetrating that market.

Transaction Size

   If we succeed in raising the maximum amount of this offering, we expect that working together with Unifund Financial Group, Inc. we will be able to provide financing of up to $500,000 without any participation from other outside funding sources. However we expect that transactions of this type will be rare, and will occur in cases where the client needs short-term funds to complete another transaction and where time is not available to solicit participation by other investors. In most cases the company, together with Unifund Financial Group, Inc., are expected to act as the lead investors with the balance of each transaction being syndicated to a limited number of high net worth individuals and financial institutions.

Unifund Financial Group, Inc.

   We expect that Unifund Financial Group, Inc. will act as one of the lead investors in most of the transactions we structure. Messrs. Barter and Harrison-Mills are also principals in that company. Unifund Financial Group, Inc. has indicated that it expects to make available up to approximately $500,000 for investment in transactions structured by the company. Unifund Financial Group, Inc.'s participation in most transactions is likely to be on the order of 10% of the total transaction, though its participation is likely to vary significantly from transaction to transaction.

Conflicts from the Merchant Banking Relationship

   The merchant banking relationship creates certain conflicts that cannot be avoided. Since the merchant banker is advising its clients in structuring financing transactions and will be investing its own funds and those of its principals in those same transactions, it will often be "on both sides of the table." In addition, since investment transactions are likely to concentrate in a limited number of industries, overlapping board representation creates a recurring potential for the misuse of information acquired from one client for the benefit of another. In order to minimize such conflicts, we intend to regularly review the composition of our client boards and request prompt information updates as to additional companies that board members may be directing or advising. We intend to seek advice regularly from unrelated third parties regarding structuring transactions in which we will be taking a substantial interest .


Conflicts from Other Activities of the Principals

   Neither of the principal executive officers of the Company will be devoting 100% of his time to the Company's business. Both Mr. Barter and Mr. Harrison-Mills will continue to act as executive officers of Unifund Financial Group, Inc. In addition, they will be investing their own funds in many of the Company's transactions and will have business interests outside both the Company and Unifund Financial Group, Inc. The Company has not developed any rules or guidelines as to how a particular investment opportunity will be allocated among the Company, its principals, Unifund Financial Group, Inc. and any outside business ventures in which principals of the Company may be engaged.

Uncertain Impact of Recent SEC Initiatives.

   The Securities and Exchange Commission has recently adopted a number of changes to its rules and forms which are designed to the deter various fraudulent activities in the "micro-cap" market. The targeted market for our services is precisely the size of company at which these initiatives are directed. These initiatives would, among other things, prevent a company from issuing "free-trading" shares of its Common Stock in small offerings that are not registered with the SEC unless certain conditions are met. A company will be permitted to issue free-trading shares in nonregistered transactions of under $1 million only if it registers the securities in at least one state which requires delivery of a disclosure document to investors, and delivers that disclosure document to investors in all states in which the securities are sold. State registration involves significant increases in the costs of completing a small offering and also in the time to complete the offering, since the state registration procedure requires the company to wait for review and comments by the state securities examiner and clearance of the document before the transaction can proceed. While it seems clear that these initiatives will increase the costs of small issuers in raising capital, we cannot predict what impact they will have on our proposed business. If the effect of higher capital-raising costs is to effectively shut out the small issuer from a public market, those issuers may turn to other methods of raising capital that do not require our services.

Trademarks

   In view of the company's limited operating history, trademarks are not significant to its business. We intend to use the "Bell" logo below, and the slogan "Founded on Performance" in our future operations, and have registered both the logo and the first of these slogans as service marks with the United States Patent and Trademark Office.

[Bell Logo here]     ["Founded on Performance" tag line]


Regulation

   Although our management believes that Unifund America is not required to register under federal securities law as an investment adviser, an investment company or a broker-dealer, our business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material and adverse effect upon our business.

Competition

   We expect to face competition from several sources. Our proposed services overlap with many of the services provided by investment banks (such as RCM Financial Group LLC and The FinanceHub), by venture capitalists and to a lesser degree by commercial banks. We expect to face strong competition from each of the sources. Although we believe the small capitalization company that is our target market is under-served by traditional investment banking firms, there are many companies within that size range which will also be targeted by investment banks. We believe this will primarily be the case in industries that are especially popular with investors at a particular time, as Internet stocks have been recently. Virtually all of the traditional investment banks, venture capital firms and commercial banks that will be competing with us have far greater capital than we have and many or most of them are able to offer existing and potential clients broader research capabilities, access to international markets and other products and services that we do not offer. We believe that competition will be based primarily on responsiveness to the client's timing and other requirements.

   In addition to traditional sources of capital and capital-raising services, there appear to be an increasing number of smaller independent financial consultants, investor relations consultants, finders and others who may perform services similar to those we will be offering to our clients, and these other businesses will also compete with us, though to a lesser degree than the providers of traditional sources of capital.

   We also face competition from a rapidly increasing number of firms offering on-line investment banking services, such as underwriters who attempt to effect public offerings for emerging growth companies through the Internet. In addition, as some corporate issuers try to sell their securities directly to purchasers--including sales using the Internet--disintermediation (i.e., removal of the middleman in a transaction, including investment banking transactions) may occur. As more and more corporate issuers and purchasers of securities transact business without financial intermediaries like investment bankers, our operating results could be adversely affected.

   We also expect to face direct competition from a group of specialty securities firms and smaller investment banking boutiques that specialize in providing services to emerging growth companies. This kind of competition could adversely affect our operating results, as well as our ability to attract and retain highly skilled individuals.

Telephone & Fax Numbers

   We intend to have an easily-memorizable Client and Investor "Hot Lines." Upon successful completion of this Offering, our telephone and fax numbers will be:

     [_]New York local telephone number:                   (212) 421-4400
     [_]New York toll-free telephone
      number:                                              (888) 212-FUND/3863
     [_]Toll-free facsimile number:                        (888) 215-FUND/3863
     [_]Austin, Texas, local telephone
      number:                                              (512) 261-5200
     [_]Austin, Texas, toll-free telephone
      number:                                              (888) 500-FUND/3863

Employees

   As of December 31, 1998, we had 4 full-time and 12 part-time employees. Our employees are not represented by any labor union, and we consider our relationship with our employees to be good.

   During the next 12 months we intend to recruit 2 additional investment bankers and 1 research analyst. To assist in recruiting new executives, and retention of our current professionals, we plan to implement a new incentive compensation structure that relies on stock options and cash compensation, to bring total compensation for employees to a competitive level. Our management believes that providing equity-based compensation, as a significant component of income, in addition to a percentage of the fees paid by clients, will be important in attracting future employees and affiliated professionals, as well as retaining present staff.

   Attracting and keeping highly experienced investment banking and other professionals, with a long-term commitment to the Company and its clients, is an important part of our long-term growth strategy. After the offering is completed, we plan to adopt various employee incentive plans for our existing and future employees to help retain these employees. We expect to make approximately 15% of the Company's fully diluted Common Stock available for option and restricted stock programs.

Facilities

   Our principal offices are located in 850 square feet of leased office space at 575 Madison Avenue, Suite 1006, New York NY. This office space is leased by, and shared with, Unifund Financial Group, Inc. under a lease that expires December 31,1999. We have not been paying any rent for this office space. However, after completion of our part of the offering, we expect to enter into an arrangement with Unifund Financial Group, Inc. under which we will reimburse it for some portion of the current monthly rent. The portion we would bear has not yet been determined.

   The Company also maintains a 350 square foot office in Austin, Texas, the location of a number of technology-oriented companies including Dell Computer. This space is leased at an annual rent of $15,000 under a lease that expires June 30, 2000.

   We believe our present facilities will be adequate for our needs for the foreseeable future.

                                USE OF PROCEEDS

   We estimate that if all of the shares of Common Stock and Class A Warrants are sold the net proceeds will be approximately $465,000. Of this amount, we expect to retain approximately $100,000 as working capital and as a reserve to take advantage of opportunities as they arise, and that the remaining $365,000 will be invested in loans or securities. We are unable to predict the time period over which this investment is likely to occur. There is no assurance that all of the securities we are offering will be sold. If only the minimum amount is sold, we intend to reduce proportionately the amounts for working capital and expected investments.

       Offering Expenses............................................... $ 50,000
       Expected investments............................................ $350,000
       Working Capital................................................. $100,000
                                                                        --------
         Total......................................................... $500,000

   Estimated offering expenses include legal counsel fees and costs, accounting fees and costs, printing costs, mailing and travel expenses, and related costs. Management believes that no broker dealer assistance will be required.

   Working Capital is the amount of the Company's current assets, such as cash, receivables and inventory, in excess of its current liabilities, such as accounts payable. If the minimum is sold, proceeds will be added to our cash bank balances as they are received, increasing working capital.

   There are no limits or other restrictions on the amount or circumstances under which funds may be invested except that none of our officers, directors or their affiliate is to receive any personal financial gain from the proceeds of this offering, except for reimbursement for out-of-pocket offering expenses.

                                    DILUTION

   The following table shows as of December 31, 1998, the difference between the amounts paid for their shares by existing stockholders and new investors purchasing securities in this offering, assuming that only the minimum number of Shares are sold.

                                                 Total
                         Shares Purchased    Consideration
                        ------------------ -----------------
                                  Percent           Percent   Average Price Per
                         Number   of Total  Amount  of Total        Share
                        --------- -------- -------- -------- -------------------
Present stockholders..  1,401,802  84.9%   $125,770  55.7%          $.09
New stockholders......    250,000  14.9%    100,000  44.3%          $.40
                        ---------  -----   --------  -----
  Total...............  1,651,802   100%   $225,770   100%

   If the maximum number of Shares is sold, the corresponding amounts would be as follows.

                                           Shares Purchased  Total Consideration
                                           ----------------- -------------------
                                  Percent           Percent     Average Price
                         Number   of Total  Amount  of Total      Per Share
                        --------- -------- -------- -------- -------------------
Present stockholders..  1,401,802  58.4%   $125,770  23.9%          $.09
New stockholders......  1,000,000  41.6%    400,000  76.1%          $.40
                        ---------  -----   --------  -----
  Total...............  2,401,802   100%   $525,770   100%

   After giving effect to the purchase by our officers and directors of 584,835 shares of Common Stock on April 30, 1999 and the purchase by Unifund Financial Group, Inc. on the effective date of 116,967 shares of Common Stock and 116,967 warrants, the Company would have had a tangible net book value as of December 31, 1998 of $110,362 or $.08 per share (based on 1,401,802 shares outstanding). The net tangible book value per share is equal to the company's total tangible assets, less its total liabilities and divided by its total number of shares of Common Stock outstanding. If the maximum number of shares and Class A Warrants had been sold on December 31, 1998 at the public offering price of $0.40 per share and $0.10 per warrant, the net tangible book value of the company, as of December 31, 1998, would have been $560,362, or $.23 per share. This represents an immediate increase in net tangible book value of $.15 per share to existing stockholders, and an immediate dilution of $.17 per share to new investors buying shares in this Offering. The following table illustrates the per share dilution in net tangible book value per share to new investors. The second column shows dilution if the maximum number of shares and Class A Warrants are sold.

                                                             Minimum  Maximum
                                                             Offering Offering
                                                             -------- --------
     Public offering price per Share........................   $.40     $.40
     Net tangible book value per share as of December 31,
      1998..................................................    .08      .08
     Increase per share attributed to investors in this
      offering..............................................    .03      .15
     Net tangible book value per share as of December 31,
      1998, after this offering.............................    .11      .23
     Net tangible book value dilution per share to new
      investors.............................................    .29      .17

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999: (i) on a pro forma basis to give effect to application of the loans payable to affiliates to purchase Common Stock on April 30, 1999 and upon the effectiveness of the registration statement (ii) on a pro forma as adjusted basis to give effect to our sale of the maximum of 1,000,000 shares of Common Stock at a price of $.40 per share, and 1,000,000 Class A Warrants at a price of $.10 per warrant, and (iii) on a pro forma as adjusted basis to give effect to our sale of the minimum of 250,000 shares of Common Stock at a price of $.40 per share and 250,000 Class A Warrants a price of $.10 per warrant. This table assumes that each purchaser of Common Stock will buy only one Class A Warrant for each share of Common Stock he buys, and does not assume the exercise of any of the Warrants we are offering. This table should be reviewed in conjunction with our December 31, 1997 and 1998 audited financial statements, and the notes to those financial statements, included elsewhere in this Prospectus.

                                                       December 31, 1998
                                                 ------------------------------
                                                                         Pro
                                                            Pro Forma   Forma
                                                             Maximum   Minimum
                                                 Pro Forma as Adjusted Adjusted
                                                 --------- ----------- --------
Cash and cash equivalents....................... $119,440   $569,440   $194,440
Stockholders equity:
  Preferred Stock, $.001 par value, 5,000,000
   shares authorized; none issued and
   outstanding..................................      --         --         --
  Common Stock, $.001 par value, 25,000,000
   shares authorized; 1,401,802 shares issued
   and outstanding pro forma; 2,401,802 shares
   issued and outstanding on a pro forma maximum
   as adjusted basis; 1,651,802 shares issued
   and outstanding on a pro forma minimum as
   adjusted basis...............................    1,402      2,402      1,652
  Earnings accumulated during development
   stage........................................   12,895     12,895     12,895
    Total stockholders' equity..................  150,362    581,362    205,612
                                                 --------   --------   --------
      Total capitalization...................... $150,362   $581,362   $205,612
                                                 ========   ========   ========

                                DIVIDEND POLICY

   The Company has not paid any cash dividends to date, and we do expect to pay dividends in the foreseeable future. We intend, in the short term at least, to use all available funds to develop our business.

                              PLAN OF DISTRIBUTION

No Broker-Dealer or Selling Agent Now Planned

   We are offering a minimum of 250,000 shares and a maximum of 1,000,000 shares of the Company's Common Stock and the same numbers of Class A Warrants. Until a closing has been held for sale of at least the minimum number of shares and warrants, purchasers must purchase one (1) Class A Warrant for each share of Common Stock they purchase. After that initial closing has been held, the shares and warrants may be purchased separately or in any combination. If we have not sold the minimum numbers of shares and Class A Warrants by the end of the sixth month after the date of this Prospectus, the offering will terminate and all amounts paid by investors will be refunded without interest. We are also offering 1,000,000 Class B Warrants. The minimum does not apply to the Class B Warrants, but if we do not sell the minimum number of shares of Common Stock and Class A Warrants, we will not sell any Class B Warrants and amounts paid by investors for these Warrants will be refunded. An escrow agent will hold investor money until 100,000 shares have been sold. These securities are being sold through the Company's officers and directors on a "best-efforts" basis at a purchase price of $.40 per Share and $.10 per Class A Warrant or Class B Warrant. We plan to manage the offering without any underwriter, and without any underwriting discounts or sales commissions. Our officers and directors will not receive any sales commissions or other compensation, except for reimbursement of expenses actually incurred on behalf of the Company for these activities. The Company's officers and directors will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934 (the "1934 Act"). Generally speaking, Rule 3a4-1 exempts associated persons of an issuer from the broker/dealer registration requirements of the 1934 Act. No one has made any commitment to buy any or all of the securities. The officers and directors will use their best efforts to find purchasers for the securities. The Company cannot state how many Shares, Class A Warrants or Class B Warrants will be sold.

   We expect to sell the Shares and Warrants to people who we believe may be interested, or who have contacted us with interest, in purchasing the securities. We may sell the securities to people if they reside in a state in which the securities legally may be sold and in which we are permitted to sell the securities. We are not obligated to sell shares to any of these people.

Determination Of Offering Price

   Prior to this Offering there has been no market for the Common Stock or the Warrants we are offering, and we have had essentially no business operations to date. The public offering price has been determined arbitrarily by the Company's Board of Directors.

   We will have the right to reject all or any part of any subscription and to terminate the offering at any time.

   No one has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, we have not authorized that information or representation and you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities it offers to any person in any jurisdiction where that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

   The securities may only be offered, sold or traded in the states where the Company has registered the offering or where there is an exemption from registration.

   Purchasers of securities either in this offering or in any subsequent trading market which may develop, must be residents of states where the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is, there are no notice or filing requirements, and compliance with the conditions of the exemption make the exemption applicable. (See "Risk Factors--State Blue Sky Registration; Restricted Resales of the Securities.")

Legal Proceedings

   The Company is not subject to any pending legal proceeding.

                                   MANAGEMENT

   The table below shows certain information about each of our officers and directors.

               Name            Age                     Position
               ----            ---  -----------------------------------------------
     R. Scott Barter.........   52   Chairman, Chief Executive Officer and Director
     Douglas Harrison-Mills..   48   Secretary, Treasurer and Director
     William Bradford Smith,
      II,....................   50   Director

   The directors have been elected by the present stockholders and will serve for a term of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

   R. Scott Barter, Chairman, Chief Executive Officer and Director. Mr. Barter has been the Chairman, Chief Executive Officer and a Director of the Company since inception. Mr. Barter has been the President, Chief Executive Officer, and a Director of Unifund Financial Group since December 1991.

   Mr. Barter has been engaged in the securities industry in the United States and abroad since August, 1975. He has been licensed with the National Association of Securities Dealers and as a member of the National Futures Association. He has been registered as a representative with the United Kingdom National Association of Securities Dealers and Investment Managers (now FIMBRA), and has held a Representative's license to deal in securities from the United Kingdom Department of Trade and Industry. From 1978 to the present, Mr. Barter served as a senior officer/director of various brokerage firms and acted as advisor to and consultant to a variety of both publicly traded and privately held companies in the United States and United Kingdom.

   Douglas Harrison-Mills, Director, Secretary and Treasurer. Mr. Harrison-Mills, age 48, has been a Director of the Company since October 1995 and has served as Secretary of the Company since September 1997. Mr. Harrison-Mills has been the Secretary and a Director of Unifund Financial Group since August 1994.

   Mr. Harrison-Mills is also a Director of Haversham Consulting Ltd., a UK-based consulting firm. Prior to founding Haversham, he was Marketing Manager of Elders Investment Management Ltd. (A European subsidiary of the investment banking arm of the international conglomerate, formerly known as Elders IXL) and was responsible for the marketing of EIM's products and services throughout the UK, Europe and North America. From 1985 to 1990, he was registered as a Representative with the UK National Association of Security Dealers and Investment Managers (now the FSA); he held both a Principal's and a Representative's license to deal in securities from the UK Department of Trade and Industry, and was registered with IMRO (the Investment Managers Regulatory Organization). Mr. Harrison-Mills won a "Clio" for TV advertising in 1978 and has received eight Clio Certificates of Excellence), a Federation of Commercial Television Stations Award and a National Retail Merchants Association Award.

   William Bradford Smith, II, Director. Mr. Smith, age 50, has been a director of the company since December 1998. Since July 1991, Mr. Smith has been a Director and President of WBS&A Ltd., a management consulting firm.

   Mr. Smith founded the Small Corporate Offering Registration Task Force, has served as an advisor to the Texas Delegation to the 1995 White House Conference on Small Business, and attended and has made recommendations to the 15th, 16th, and 17th Annual U.S. Securities and Exchange Commission's Government-Business Forums on Small Business Capitalization, the Small Business Capital Foundation committee at the 1997 North American Securities Administrators Association annual conference and the University of Southern California's SEC and Financial Reporting Institutes Forum on Selected Issues of Small Business Capital Formation.

   Mr. Smith serves as Chairman of the Board of the non-profit Investors Research Institute ("IRI") and has worked with IRI projects for small publicly traded companies to be followed by securities analysts and to develop information disclosure standards and best practices.

   Mr. Smith was president of a division of Johnstown/Consolidated Capital from 1979 to 1981, President of Bradford Investment Company from 1981 to 1988, Executive Vice President of Valley Federal Savings and Loan from March to September of 1988, and Executive Vice President of Relco Industries Management Co., from 1988 to 1991.

   Mr. Smith is author of Guide to Strategic Thinking. He holds an MBA from Pepperdine University and a BBA from the University of Oklahoma.

Consultant and Advisor

   In addition to the officers and directors identified above, we expect that Professor Harold G. Halcrow, an advisor, and Harris Schiff, a consultant, will be important to our operations.

   Harold G. Halcrow, Ph.D., Advisor. Professor Halcrow is Professor Emeritus of Agricultural Economics at the University of Illinois, Champaign-Urbana. Earlier, he served on the faculties of Montana State University and the University of Connecticut. He has also served as a visiting professor at Stanford University and the University of California, Berkeley. He is the author or co-author of eight books, numerous research publications, journal articles and extensive reports, and the editor of two books, all in the field of Agricultural Economics. He is a Fellow of the American Agricultural Economics Association (AAEA) and has served as the AAEA representative on the Board of Directors of the National Bureau of Economic Research, New York. Professor Halcrow has acted as a consultant to the U.S. Department of Commerce, the U.S. Department of Agriculture and the State of Illinois Economic Technical Advisory Committee.

   Harris Schiff, Consultant. Mr. Schiff, age 54, is Vice President in charge of Management Information Systems and Internet Applications for Unifund Financial Group, Inc. Prior to joining Unifund, he was employed by Kramer Levin Natalis & Frankel, LLP, a large New York City law firm with a substantial corporate practice. Mr. Schiff's responsibilities at Kramer Levin included management of the firm's EDGAR (electronic financial) filings on behalf of its corporate clients. EDGAR is the SEC's program and interface for computerized reporting of, and access to, SEC filing information.

Employment Agreements

   The Company does not have any employment or consulting agreements, though it may enter into employment agreements with R. Scott Barter and Douglas Harrison-Mills.

Relationships Among Management

   There are no family relationships among management of the Company.

   PRINCIPAL AND SELLING STOCKHOLDERS AND SELLING STOCKHOLDERS

   The following table shows the numbers of shares and percentage of Common Stock held by the officers and directors of the Company and holders of five percent (5%) or more of the Company's Common Stock prior to the offering, after sale of the minimum number of shares we are selling in the offering (which would result in 1,651,802 shares outstanding) and after sale of the maximum number of shares we are selling in the offering (which would result in the 2,401,802 shares outstanding). Unless otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power over these shares, subject to community property laws where applicable.

                                                Percentage of Common Stock
                                                --------------------------
                           Number      Prior to    Minimum          Maximum
Name of Owners            of Shares    Offering    Amount           Amount
--------------            ---------    -------- -------------    -------------
Unifund Financial Group,
 Inc.(1)................    233,934      15.4%            13.2%             9.3%
R. Scott Barter(2)......  1,318,769      86.8%            74.6%            52.4%
Douglas Harrison-Mills(3)   383,934      25.3%            21.0%            15.2%
Brad Smith .............     50,000       3.6%             3.0%             2.1%
(All officers and
 directors as a group--3
 persons)...............  1,518,769(4)    100%            85.9%            60.3%

--------
(1)  Includes 116,967 shares of Common Stock and 116,967 Class A Warrants.
(2) Includes 1,084,835 shares owned by Mr. Barter and 116,967 shares and 116,967 Class A Warrants owned by Unifund Financial Group, Inc. of which Mr. Barter is an officer, director and majority stockholder.

(2) Includes 150,000 shares owned by Mr. Harrison-Mills and 116,967 shares and 116,967 Class A warrants owned by Unifund Financial Group, Inc. of which Mr. Harrison-Mills is an officer and director.

(3)  See Notes (2) and (3) above.

   We are registering all of the shares held by our officers, directors and principal shareholders in the registration statement of which this Prospectus is a part. These officers, directors and shareholders have agreed that they will not sell any of their shares until we have sold all of the shares we are selling in the Offering. After we have sold shares we will be selling, they may sell their shares from time to time in broker's transactions or otherwise. We will supplement this Prospectus when and if we have sold all the shares we intend to sell in the offering. Because the Selling Stockholders may sell all, some or none of the shares held, and because this offering is not being underwritten, we cannot estimate the number of shares that will be held by the Selling Stockholders when the offering is completed. For purposes of the above table, we have assumed that none of the shares offered by the Selling Stockholders will be sold. (See "Plan of Distribution.")

   We will not receive any of the proceeds from the sales of Common Stock by the Selling Stockholders.

                           DESCRIPTION OF SECURITIES

Common Stock

   The Company is authorized to issue up to 25,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"). 1,401,802 shares of Common Stock are outstanding on the date of this Prospectus. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for dividends. Upon the liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable. We intend to try to have the Common Stock traded on the NASD's Bulletin Board under the symbol "UNAR."

Common Stock Purchase Warrants

   The Warrants will be issued in registered form under an agreement dated the date of this Prospectus between the Company and American Stock Transfer (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is only a summary. We have filed the Warrants and the Warrant Agreement, as exhibits to the registration statement of which this Prospectus forms a part. The Warrant Agreement can be obtained and/or inspected by the public (See "Additional Information"). Investors should refer to the complete documents for the detailed terms of these instruments.

   The Class A Warrants entitle the registered holder to buy one share of Common Stock at an exercise price of $2.50 per share, subject to adjustment (the "Purchase Price"). The Class B Warrants entitle the registered holder to buy one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment. Both classes of Warrants have five year terms. The Purchase Price and the number of shares of Common Stock and/or other securities to be delivered if the warrants are exercised will be adjusted in the event of certain stock dividends, stock splits, reclassifications, reorganizations, consolidations or mergers.

   Holders may exercise the Warrants by delivering a notice of exercise to the Warrant Agent at any time after issuance, until the close of business on
            , the end of the fifth year after the effective date of the registration statement (the "Expiration Date"). After the Expiration Date, the Warrants become void and of no value.

   We may redeem either class of Warrants at a price of $0.01 per Warrant at any time after the Warrants become exercisable, by sending the warrant holder not less than 30 days written notice. However, we may exercise this right only if the last sale price of the Common Stock has been at least 150% of the then effective exercise price of the Warrant on each of the 20 consecutive trading days ending on the third day before we give the notice of redemption.

   A holder of the Warrants will not be entitled to vote or to receive dividends or be treated as the holder of shares of Common Stock for any purpose whatsoever until he has duly exercised the Warrant and paid the Purchase Price in full.

   If required, the Company will file a post-effective amendment to the registration statement with the Commission with respect to the Common Stock underlying the Warrants before the exercise of the Warrants and deliver a prospectus covering the sale of that Common Stock to all Warrant holders as required by Section 10(a)(3) of the Securities Act of 1933.

Preferred Stock

   The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock, par value $.001 per share ("Preferred Stock"). No Preferred Stock is outstanding on the date of this Prospectus, and the Board of Directors has not established the rights and preferences of any class or series of Preferred Stock .


Transfer and Warrants Agent

   American Stock Transfer will act as the transfer and warrant agent for our Common Stock and Warrants.

                                    EXPERTS

   Alvin M. Rosen, independent certified public accountant, audited our Financial Statements as of December 31, 1998 and for the period from Sept. 2, 1992 (Date Operations Commenced) to December 31, 1998. In including those financial statements in this Prospectus, we have relied on Mr. Rosen's authority as an expert in accounting and auditing.

                                 LEGAL MATTERS

   Kaplan Gottbetter & Levenson, LLP, counsel to the Company, will render an opinion that the Common Stock, when issued and sold in the offering or upon exercise of the warrants, will be legally issued, fully paid and nonassessable. Kaplan Gottbetter & Levenson, LLP. owns shares of our Common Stock .


                     CERTAIN CHARTER AND BY LAW PROVISIONS

   The company's Amended Certificate of Incorporation and By-laws eliminate the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. These documents do not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under New York statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The provisions eliminating personal liability give people who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of these provisions, the Company or a stockholder may be unable to successfully prosecute an action against a director for a breach of his duty of care. These provisions do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that these provisions will have no effect on claims arising under the federal securities laws.

   The Amended Certificate and By-Laws also provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because that person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification rights include reimbursement for expenses incurred by the indemnified person before the final disposition of the proceeding in accordance with the applicable provisions of the New York Business Corporation Law.

                               PLAN OF OPERATIONS

   The Company's primary short-term needs for capital, which are subject to change, are for operating expenses, consisting primarily of office rent and services, and to exploit new investment opportunities. We are unable to predict the rate at which we will be making these investments, but we expect that approximately 70% of the net proceeds of the offering will be invested during the next 18 months, and that approximately 30% of the net proceeds will be held in reserve both to take advantage of unforeseen opportunities and to cover operating costs should the time between investment and realization of returns be longer than expected.

   Our principal cash requirements at present are for operating expenses, consisting primarily of office rent and services. Since our management's compensation consists entirely of returns on transactions in which they co-invest with us, and on incentive bonuses, rather than salaries, our current overhead--apart from the cost of this offering--is minimal (i.e., $2,000 per month or $25,000 per year).

                              CERTAIN TRANSACTIONS

   Between the Company's inception and April 30, 1999, Unifund Financial Group, Inc. and R. Scott Barter each lent the Company $58,484 to cover legal fees, organizational expenses and other expenses incurred in connection with our operations. On April 30, 1999 Mr. Barter applied the amount of this debt to the purchase of 584,835 shares of Common Stock at a price of $.10 per share. Immediately prior to the effectiveness of the registration statement that includes this Prospectus, Unifund Financial Group, Inc. applied the $58,484 owed to it to purchase 116,967 shares of Common Stock at $.40 per share and 116,967 Class A warrants at $.10 per warrant. Also on April 30, 1999 Douglas Harrison-Mills purchased 150,000 shares of Common Stock and William Bradford Smith, II purchased 50,000 shares of Common Stock, all at the price of $.10 per share.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares Eligible for Future Sale

   If all of the securities we are offering are sold, the Company will have outstanding 2,401,802 shares of Common Stock prior to exercise of any of the Warrants we are offering. The shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (i.e. a person controlling, controlled by or under common control with the Company), which may be sold only while this registration statement or another registration statement covering sales by those affiliates is effective, or in accordance with Rule 144. No shares are subject to any "lock-up" agreement or similar arrangement.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including "affiliates" as that term is defined under the

Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission.

   The Company's Common Stock is not listed or quoted on any stock exchange or other trading market, and we have not applied for a listing or quotation. The Company does not currently meet the numerical requirements to have its shares listed on a stock exchange or quoted on NASDAQ. Following completion of the Offering our shares may be quoted on the NASDAQ bulletin board. A trading market may not develop or be sustained. The post-offering fair value of the company's Common Stock, whether or not any secondary trading market develops, is variable and may be affected by our business and financial condition, as well as factors beyond our control. Sales of substantial amounts of shares in any public market could cause lower market prices and even make it difficult for the company to raise capital through a future offering of its equity securities. In that connection, investors should note that we are registering all shares held by our officers, and directors and principal shareholders for sale after we complete the sale of all the shares we intend to sell. This market overhang may seriously affect the price at which our shares are quoted, whether or not any of these officers, directors or shareholders sell any of their shares.

                             EXECUTIVE COMPENSATION

   Our officers do not currently receive salaries from the Company, and we do not expect to pay them salaries for the foreseeable future. Instead, their compensation is expected to be earned as a return on investments which they make as co-investors with us in our merchant banking transactions, and in some cases as incentive payments or bonuses. However, upon additional financing, the board of directors may approve fixed compensation arrangements for both officers and members of the board.

                              FINANCIAL STATEMENTS

   Our Financial Statements as of December 31, 1998 and for the period from (Date Operations Commenced) to December 31, 1998, and the independent auditors' report of Alvin M. Rosen, independent certified public accountant, on those financial statements, appear on pages F-1 to F-8 of the Registration Statement of which this Prospectus is a part.

Where You Can Find Additional Information

   We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission covering sale of the shares we are offering. The Registration Statement and the exhibits and schedules to the Registration Statement include additional information not contained in this Prospectus. Statements in this Prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance the appropriate exhibit containing the contract or document should be consulted for complete information. The Registration Statement, exhibits and schedules also contain further information about us and the shares we are offering. Anyone may inspect a copy of the Registration Statement without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Branch of the Commission by paying the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains information about companies that file electronically with the Commission.

                             UNIFUND AMERICA, INC.

                        (A Development Stage Enterprise)

                  Financial Statements As Of December 31, 1998
                                 Together With
                     Report of Independent Certified Public
                                   Accountant

                                 Alvin M. Rosen
                          Certified Public Accountant
                         515 Madison Avenue, 20th Floor
                            New York, New York 10022
                              Tel: (212) 838-1339
                              Fax: (212) 838-1376

                          INDEPENDENT AUDITOR'S REPORT

   We have audited the accompanying balance sheet of Unifund America, Inc. (a Development Stage Enterprise) as of December 31, 1998, and related statements of operations, stockholders' equity and cash flows from September 2, 1992 (Inception) to December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above fairly present, in all material aspects, the financial position of Unifund America, Inc. as of December 31, 1998 and the results of its operations from September 2, 1992 (Inception) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Alvin M. Rosen
                                          -----------------------------

New York, New York
March 2, 1999

                             UNIFUND AMERICA, INC.
                       (A Development Stage Enterprise)
                                 Balance Sheet
                               December 31, 1998


                                    ASSETS

Current Assets
    Cash in bank                                       $     244
    Marketable securities, at market                     119,196
                                                         -------


         Total Current Assets                          $ 119,440


Other Assets:
    Prepaid organization expenses                         20,000
                                                         -------

         Total Assets                                  $ 139,440
                                                         =======



LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities:


    Due on stock brokerage account                     $   9,578
    Loans payable affiliates                             116,967
                                                         -------

         Total Liabilities                             $ 126,545



Shareholders' Equity:

    Common Stock, .0001 par value;
    25,000,000 shares authorized,
    shares issued and outstanding
    500,000 shares                                           500
Preferred Stock, .001 par value;
    5,000,000 shares authorized, shares issued
    Earnings accumulated during the
       development stage                                  12,395
                                                         -------

         Total Stockholder's Equity                       12,406
                                                         -------

         Total Liabilities And Stockholder's Equity    $ 139,440
                                                         =======




                The accompanying notes to financial statements
                    are an integral part of this statement.

                             UNIFUND AMERICA, INC.
                        (A Development Stage Enterprise)

                            STATEMENT OF OPERATIONS

                                                                 Inception
                                        For the 12 Months    September 2, 1992
                                       Ended December 31,           to
                                          1998       1997    December 31, 1998
                                       ----------  --------- -----------------
Revenue............................... $        0  $      0       $     0
Costs and expenses....................        589       105         4,266
                                       ----------  --------       -------
  Net Operating Loss..................       (589)     (105)      $(4,266)
Unrealized gain on marketable
 Securities...........................     16,661         0        16,661
                                       ----------  --------       -------
Net Income (Loss)..................... $   16,072  $   (105)      $12,395
                                       ==========  ========       =======



  The accompanying notes to financial statements are an integral part of this statement.

                             UNIFUND AMERICA, INC.
                        (A Development Stage Enterprise)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

               Inception (September 2, 1992) to December 31, 1998

                                           Common Stock
                                         ----------------
                                                           Earnings
                                                           (Deficit)
                                                          Accumulated
                                                            In the
                                          Number          Development
                                         of Shares Amount    Stage     Total
                                         --------- ------ ----------- -------
Inception--September 2, 1992............    $ 0     $ 0     $     0   $     0
Issuance of common stock to founder for
 cash...................................    100      11           0        11
Net Income (Loss).......................    --        0           0         0
                                            ---     ---     -------   -------
Balance--December 31, 1992..............    100      11           0        11
Net Income (Loss).......................    --        0           0         0
                                            ---     ---     -------   -------
Balance--December 31, 1993..............    100      11           0        11
Net Income (Loss).......................    --        0           0         0
                                            ---     ---     -------   -------
Balance--December 31, 1994..............    100      11           0        11
Net Income (Loss).......................    --        0           0         0
                                            ---     ---     -------   -------
Balance--December 31, 1995..............    100      11           0        11
Net Income (Loss).......................    --        0      (3,572)   (3,572)
                                            ---     ---     -------   -------
Balance--December 31, 1996..............    100      11      (3,572)   (3,561)
Net Income (Loss).......................    --        0        (105)     (105)
                                            ---     ---     -------   -------
Balance--December 31, 1997..............    100      11      (3,677)   (3,666)
Net Income (Loss).......................    --        0      16,072    16,072
                                            ---     ---     -------   -------
Balance--December 31, 1998..............    100     $11     $12,395   $12,406
                                            ===     ===     =======   =======



  The accompanying notes to financial statements are an integral part of this statement.

                             UNIFUND AMERICA, INC.
                        (A Development Stage Enterprise)

                            STATEMENT OF CASH FLOWS

                                        For the 12 Months         Inception
                                       Ended December 31,    (September 2, 1992)
                                       ----------------------        to
                                          1998       1997     December 31, 1998
                                       -----------  ----------------------------
Cash Flows From Operating Activities:
  Net Income (Loss)..................  $    16,072  $  (105)      $ 12,395
                                                    -------
  Less: Unrealized gain on marketable
   securities........................      (16,661)       0        (16,661)
                                       -----------  -------       --------
Funds Used in Operating Activities...         (589)    (105)        (4,266)
Cash Flow From Investing Activities:
Purchase Of Marketable Securities....     (102,535)       0       (102,535)
                                       -----------  -------       --------
Funds Used In Operating Activities...     (102,535)       0       (102,535)
                                       -----------  -------       --------
Cash Flows From Financing Activities:
  Proceeds from sale of common
   stock.............................            0        0            500
  Proceeds from loans from
   affiliates........................      113,828        0        116,967
  Proceeds of brokers loan...........        9,578        0          9,578
  Payment of organization expenses...      (20,000)       0        (20,000)
                                       -----------  -------       --------
  Cash Provided By Financing
   Activities........................      103,406        0        107,045
                                       -----------  -------       --------
  Net Increase (decrease) in Cash....          282     (105)           244
  Cash, Beginning Of Period..........          (38)      67              0
                                       -----------  -------       --------
  Cash, End Of Period................          244      (38)           244
                                       ===========  =======       ========


  The accompanying notes to financial statements are an integral part of this statement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   We have not authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus. If anyone makes or gives such information or representation you should not rely on it as authorized by us. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. The delivery of this Prospectus or any sale made under this Prospectus under no circumstances implies that the information in the Prospectus is correct as of any time after the Prospectus's date.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
The Company................................................................   2
The Offering...............................................................   2
Risk Factors...............................................................   3
Business of the Company....................................................   9
Use of Proceeds............................................................  14
Dilution...................................................................  15
Capitalization.............................................................  16
Dividend Policy............................................................  16
Plan of Distribution.......................................................  16
Management.................................................................  17
Principal and Selling Stockholders.........................................  19
Description of Securities..................................................  20
Experts....................................................................  21
Legal Matters..............................................................  21
Certain Charter and by Law Provisions......................................  21
Plan of Operations.........................................................  22
Certain Transactions.......................................................  22
Market for Common Equity and Related Stockholder Matters...................  22
Executive Compensation.....................................................  23
Financial Statements.......................................................  23

                                ---------------

   Until           , 1999 (25 days from the date of this Prospectus), all
      effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus.
This is in addition to the obligation of       to deliver a Prospectus when
acting as underwriter and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             UNIFUND AMERICA, INC.

                         2,518,769 Shares Common Stock

                    1,000,000 Class A Redeemable Warrants

                     1,000,000 Class B Redeemable Warrants


                                ---------------

                                  PROSPECTUS

                                ---------------


                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             UNIFUND AMERICA, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

   The Company's Certificate of Incorporation contains provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 719 of the BCL or for any transaction from which the director derived an improper personal benefit) and (ii) indemnify its directors and officers to the fullest extent permitted by Section 721 of the BCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

   In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the New York Business Corporation Law.

Other Expenses of Issuance and Distribution

   The estimated expenses of this Offering are:

       Registration Fees................................................ $
       Blue Sky Filing Fees.............................................
       Attorney's Fees..................................................
       Accountant's Fees................................................
       Printing and Copying.............................................
       Miscellaneous....................................................
                                                                         -------
         Total.......................................................... $50,000

Item 26. Recent Sales of Unregistered Securities

   On April 30, 1999 the Company sold 584,835 shares, 150,000 shares and 50,000 shares of its Common Stock to R. Scott Barter, Douglas Harrison-Mills and William Bradford Smith, II, respectively at a price of $.10 per share in reliance on the exemption of Section 4(2) of the Act. Immediately prior to the effectiveness of this registration statement, the Company is selling 116,967 shares of its Common Stock and 116,967 Class A Warrants to Unifund Financial Group, Inc. in reliance on the exemption of Section 4 (2) of the Act.

Item 27. Exhibits

 Exhibit No.                             Description
 -----------                             -----------
       3.1.1  Certificate of Incorporation of Registrant
              Certificate of Amendment of Certificate of Incorporation dated
       3.1.2  January 27, 1999
         3.2  By-laws of Registrant
         4.4* Form of Warrant Certificate
           5* Opinion of Kaplan Gottbetter & Levenson, LLP dated
        23.1* Consent of Alvin M. Rosen, independent certified public accounts
              Consent of Kaplan Gottbetter & Levenson, LLP, counsel to
        23.2* registrant

--------
*To be filed by amendment

Item 28. Undertaking

   The Company hereby undertakes that it will:

   (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or change material information on the plan of distribution.

   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

   (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  SIGNATURES

   In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New
York, state of New York on May   , 1999.

                                            UNIFUND AMERICA, INC.
                                            (Registrant)

                                            By
                                               --------------------------------
                                                       R. Scott Barter
                                                   President and Director
                                                  (Chief Executive Officer)

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

-------------------------------------    -------------------------  -----------
       Douglas Harrison-Mills

                                                  (Title)

                                                                      (Date)

-------------------------------------    -------------------------  -----------
     William Bradford Smith, II

                                                  (Title)

                                                                      (Date)